Exhibit 23.2

SLR Consulting (Canada) Ltd. 55 University Ave., Suite 501, Toronto, ON M5J 2H7

June 28, 2024

Consent of Qualified Person

Re: Form 10-K of Premium Nickel Resources Ltd. (the “Company”)

SLR Consulting (Canada) Ltd. (“SLR”), in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), consents to:

●	the incorporation by reference by the Company and use of the technical report titled “Technical Report Summary on the Selebi Mines, Central District, Republic of Botswana” (the “Technical Report Summary”), with an effective date of May 31, 2024 and dated June 27, 2024, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”), as an exhibit to and referenced in the Form 10-K;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Form 10-K and the Technical Report Summary; and

●	any extracts from or a summary of the Technical Report Summary in the Form 10-K and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

SLR is responsible for authoring, and this consent pertains to, the Technical Report Summary. SLR certifies that it has read the Form 10-K and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

SLR Consulting (Canada) Ltd.

Per:

/s/ Jason J. Cox

Jason J. Cox, P.Eng.
Global Technical Director